Exhibit 10.1

Execution Version

STOCKHOLDER AGREEMENT

This STOCKHOLDER AGREEMENT (this “Agreement”), dated as of August 29, 2016, is entered into by and between Clayton Williams Energy, Inc., a Delaware corporation (the “Company”), and Ares Management LLC (“Ares”) on behalf of the entities listed on Exhibit A hereto (collectively, the “Stockholders”).

RECITALS

WHEREAS, simultaneously in connection herewith, the Stockholders and/or certain of their Affiliates are purchasing shares of Common Stock (as defined below) pursuant to the closing of the transactions contemplated by that certain Common Stock Purchase Agreement, dated July 22, 2016, by and between the Company and the Stockholders (the “SPA”); and

WHEREAS, in connection with, and effective upon, the closing of the transactions contemplated by the SPA, the Company and the Stockholders wish to set forth certain understandings between such parties with respect to certain corporate governance matters.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1                                    Certain Definitions.  As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” of a specified Person is a Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the Person specified. For the avoidance of doubt, for purposes of this Agreement, the Company shall not be deemed an Affiliate of Ares or the Stockholders, and shall not be deemed a member of the Stockholder Group.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Board” means the Board of Directors of the Company.

“Business Days” means any day except Saturday, Sunday and any day on which banking institutions in New York, New York generally are closed as a result of federal, state or local holiday.

“Certificate of Designation” has the meaning set forth in Section 2.1(a) of this Agreement.

“Common Stock” means the common stock, par value $0.10 per share, of the Company.

“Company” has the meaning set forth in the preamble to this Agreement.

“Control” (including the terms “Controlling,” “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to (a) direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise and (b) vote 10% or more of the securities having ordinary voting power for the election of directors of a Person.

“Credit Agreement” means that certain Credit Agreement dated as of March 8, 2016, among the Company, certain subsidiaries of the Company, as guarantors, certain affiliates of the Stockholders and the other financial institutions party thereto from time to time, as lenders, and Wilmington Trust, National Association, as administrative agent, as amended in connection with the transactions contemplated by the SPA and as it may be amended from time to time thereafter.

“Equity Offering” has the meaning set forth in Section 2.3 of this Agreement.

“Equity Securities” means any equity securities of the Company or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, any equity securities of the Company; provided, however, that “Equity Securities” shall not include the Preferred Stock.

“Fully Diluted Basis” has the meaning set forth in Section 2.2 of this Agreement.

“Necessary Action” shall mean, with respect to a specified result, all actions (to the extent such actions are permitted by applicable law and, in the case of any action by the Company that requires a vote or other action on the part of the Board, to the extent such action is consistent with the fiduciary duties that the Company’s directors may have in such capacity) necessary to cause such result, including, to the extent applicable, (i) including each Stockholder Director in the Board’s slate of nominees to the stockholders for each election of directors, (ii) including each Stockholder Director in the proxy statement prepared by management of the Company in connection with soliciting proxies for every meeting of the stockholders of the Company called with respect to the election of members of the Board, and at every adjournment or postponement thereof, and on every action or approval by written consent of the Board with respect to the election of members of the Board, (iii) not nominating any candidate for the slate of nominees for each election of directors in opposition to the election of a Stockholder Director, (iv) causing the adoption of stockholders’ resolutions and amendments to the organizational documents of the Company, (v) executing agreements and instruments and (vi) making or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“Nominating and Governance Committee” has the meaning set forth in Section 2.1(a) of this Agreement.

“NYSE” means The New York Stock Exchange, Inc.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof or other entity, and also includes any managed investment account.

“Preferred Stock” has the meaning set forth in Section 2.1(a) of this Agreement.

“Proceeding” has the meaning set forth in Section 4.7 of this Agreement.

“Qualification Requirement” has the meaning set forth in Section 2.1(a) of this Agreement.

“Registration Statement” has the meaning set forth in Section 2.3 of this Agreement.

“Resignation Notice” has the meaning set forth in Section 2.1(d) of this Agreement.

“Selected Courts” has the meaning set forth in Section 4.7 of this Agreement.

“SPA” has the meaning set forth in the Recitals.

“Stockholders” has the meaning set forth in the preamble to this Agreement.

“Stockholder Director” has the meaning set forth in Section 2.1(a) of this Agreement.

“Stockholder Group” means Ares, the Stockholders and their respective Controlled Affiliates (but shall not include any portfolio companies that are owned in whole or part by Ares, its Affiliated investment managers and funds or accounts managed by any of them; except that any portfolio companies that are deemed to constitute a group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder) with the Stockholders with respect to ownership of securities of the Company shall be included).

Section 1.2                                    Rules of Construction. Unless the context otherwise requires:

(a)                                 References in the singular or to “him,” “her,” “it,” “itself” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be;

(b)                                 References to Articles and Sections shall refer to articles and sections of this Agreement, unless otherwise specified;

(c)                                  The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof;

(d)                                 This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused this Agreement to be drafted; and

(e)                                  References to “including” in this Agreement shall mean “including, without limitation,” whether or not so specified.

ARTICLE II
GOVERNANCE MATTERS

Section 2.1                                    Designees.

(a)                                 The Company and the Stockholders shall take all Necessary Action to cause the Board to consist of nine members and to cause one of such members to consist of the nominee designated by the Stockholders hereunder (the “Stockholder Director”); provided, that the Nominating and Governance Committee of the Board (the “Nominating and Governance Committee”) may choose not to nominate a Stockholder Director if it determines such person is not a suitable candidate for membership on the Board or if the election of such candidate to the Board would result in the Board failing to comply with any rule or regulation of the Commission or any national securities exchange on which the Company’s Common Stock is listed or admitted to trading, and if the Nominating and Governance Committee so chooses not to nominate a Stockholder Director, then the Stockholders may designate a replacement director nominee until a Stockholder Director that is a suitable candidate, as determined by the Nominating and Governance Committee, is nominated.  The Nominating and Governance Committee shall take all Necessary Action to ensure that the Stockholders are able to designate a member to the Board pursuant to this Section 2.1(a).  The designation rights in this Section 2.1(a) shall be separate and in addition to any rights to designate, appoint or elect a member of the Board pursuant to the Certificate of Designation (the “Certificate of Designation”) for the Company’s Special Voting Preferred Stock (the “Preferred Stock”).  A nominee shall not be eligible to serve as a Stockholder Director if such nominee is prohibited from serving as a director pursuant to any applicable law (including, without limitation, the Securities and Exchange Act of 1934, as amended, and the Clayton Antitrust Act of 1914, as amended) or rule or regulation of the Commission or any national securities exchange on which the Company’s Common Stock is listed or admitted to trading (the “Qualification Requirement”). For the avoidance of doubt, the number of Stockholder Directors serving on the Board at any given time shall never exceed one.

(b)                                 Subject to the other provisions of this Section 2.1, the Stockholder Director designated by the Stockholders and elected as a member of the Board shall serve as the Stockholder Director until the expiration of his or her term of office, and in such case the Stockholders may designate a successor Stockholder Director in accordance with Section 2.1(a) hereof upon prompt written notice to the Company; provided, that the Stockholders must provide the Company with a reasonable opportunity for the Board and the Nominating and Governance Committee thereof to determine compliance with the provisions of Section 2.1(a) hereof.

(c)                                  In the event that the Stockholder Director fails to satisfy the Qualification Requirement, the Stockholders agree promptly upon (and in any event within five Business Days following) receipt of a written request from the Company (a “Resignation Notice”), to cause the Stockholder Director who at any given time is disqualified from serving on the Board pursuant to this Section 2.1(c), to resign from the Board and any applicable committee thereof effective immediately or to cause such Stockholder Director to be removed from the Board in accordance with Section 2.1(d).

(d)                                 In the event of the resignation, death or removal (for cause or otherwise) of any Stockholder Director from the Board, the Stockholders shall have the right for the ensuing 90 days, or such longer period as agreed to by the Board, subject to the other provisions of this Section 2.1, to designate a successor Stockholder Director to the Board to fill the resulting vacancy on the Board (and any applicable committee thereof). In the event that the Stockholders fail to designate a director to fill the resulting vacancy on the Board in accordance with the time periods set forth in the preceding sentence, the Board, upon recommendation from the Nominating and Governance Committee, shall have the right to retain the resulting vacancy on the Board or designate an individual recommended by the Nominating and Governance Committee to fill such vacancy, in each case until the Stockholders designate a successor Stockholder Director to the Board to fill the resulting vacancy on the Board (and any applicable committee thereof).  In the event that such vacancy has been filled by the Board, the Company shall take Necessary Action to cause the individual designated by the Board to fill the resulting vacancy to resign from the Board, and the Stockholders shall have the right to designate a successor Stockholder Director to fill the vacancy resulting from such resignation in accordance with the first sentence of this Section 2.1(d).

Section 2.2                                    Ownership by the Stockholder Group.  Ares and the Stockholders shall not, and shall cause each other member of the Stockholder Group not to, directly or indirectly, acquire or otherwise come to own any additional Common Stock if any such acquisition or other ownership of

Common Stock would result in the Stockholder Group Beneficially Owning more than forty-five percent (45%) of the Equity Securities calculated on a Fully Diluted Basis.  A calculation made on a “Fully Diluted Basis” means (x) the numerator shall be equal to the number of all of the issued and outstanding Equity Securities Beneficially Owned by the Stockholder Group, including the maximum number of shares of Common Stock issuable assuming full exercise of warrants of the Company owned by any member of the Stockholder Group, and (y) the denominator shall be equal to the number of all of the issued and outstanding Common Stock of the Company plus the maximum number of shares of Common Stock issuable assuming full exercise of warrants of the Company owned by any member of the Stockholder Group.

Section 2.3                                    Ability to Pursue Registrations and Equity Offerings.  At any time after the closing of the transactions contemplated by the SPA, the Company may undertake to prepare and file with the Securities and Exchange Commission and cause to become and remain effective one or more registration statements under the Securities Act of 1933, as amended, registering the offering and sale of securities (a “Registration Statement”) and commence one or more equity offerings (an “Equity Offering”) in an amount as determined by the Board.  Ares and the Stockholders shall not, and shall cause each other member of the Stockholder Group not to, take any affirmative action to prevent, hinder or delay any such Registration Statement or Equity Offering.  Notwithstanding the foregoing, the Stockholders retain the right to vote against any Equity Offering if a shareholder vote is sought, and this Section 2.3 shall not require any member of the Board designated, elected or appointed by the Stockholders to act in a manner that is inconsistent with its fiduciary duties as a member of the Board.

Section 2.4                                    Related Party Transactions.  Any material transaction between the Company and any member of the Stockholder Group that is deemed to be a related party transaction shall require the approval of a majority of the Board members which were not elected, appointed or designated by any member of the Stockholder Group or approval from a majority of the stockholders of the Company (excluding any member of the Stockholder Group for purposes of any such vote or approval).  A related party transaction pursuant to this Section 2.4 shall be deemed to be “material” if the value of such transaction is equal to or greater than five percent (5%) of the consolidated assets of the Company (based on the then most recent quarterly balance sheet of the Company).

Section 2.5                                    Reimbursement of Expenses.  The Company shall reimburse each Stockholder Director for all reasonable and documented out-of-pocket expenses incurred in connection with such Stockholder Director’s participation in the meetings of the Board or any committee of the Board, including all reasonable and documented travel, lodging and meal expenses, consistent with the Company’s expense reimbursement policies that apply to other non-management directors serving on the Board.

Section 2.6                                    D&O Insurance.  The Company shall use its best efforts to maintain in effect at all times directors and officers indemnity insurance coverage reasonably satisfactory to the Board.

ARTICLE III

EFFECTIVENESS AND TERMINATION

Section 3.1                                    Termination.  This Agreement shall terminate upon the earlier to occur of (a) such time as the Stockholder Group no longer Beneficially Owns 30% of the Equity Securities (calculated on a Fully Diluted Basis), (b) written agreement of the parties hereto to terminate this Agreement (provided that no such agreement by the Company shall be effective unless approved by a majority of the members of the Board who are not elected, appointed or designated by the Stockholders or any member of the Stockholder Group (including any director elected by holders of the Preferred Stock pursuant to the Certificate of Designation)), and (c) solely with respect to the Stockholders’ designation rights under Section 2.1, the delivery of written notice to the Company by the Stockholders, requesting the termination of its designation rights under Section 2.1.  The agreements of the parties hereto under Section 2.2 shall survive the termination of this Agreement until the time that (A) both (i) the Stockholder Group no longer Beneficially Owns 20% of the Equity Securities (calculated on a Fully Diluted Basis) and (ii) (x) the Credit Agreement has been terminated or (y) there are no longer any loans outstanding or other amounts owed to Ares or its Affiliates under the Credit Agreement; or (B) the Company has filed for bankruptcy.

ARTICLE IV
MISCELLANEOUS

Section 4.1                                    Notices.  All notices, requests, consents and other communications hereunder to any party shall be in writing and shall be personally delivered, sent by nationally recognized overnight courier or mailed by registered or certified mail to such party at the address set forth below (or such other address as shall be specified by like notice). Notices will be deemed to have been given hereunder when personally delivered, one calendar day after deposit with a nationally recognized overnight courier and five calendar days after deposit in U.S. mail.

(a)                                 if to the Company, to:

Clayton Williams Energy, Inc.

Six Desta Drive, Suite 6500

Midland, Texas 79705

Fax: (432) 688-3247

Attention: General Counsel

with a copy to:

Vinson & Elkins LLP

2801 Via Fortuna, Suite 100

Austin, Texas 78746

Fax: (512) 236-3240

Attention: Milam F. Newby

(b)                                 if to the Stockholders, to:

Ares Management LLC

2000 Avenue of the Stars, 12th Floor

Los Angeles, California 90067

Attention: General Counsel

with a copy to:

Kirkland & Ellis LLP

600 Travis Street, Suite 3300

Houston, Texas 77002

Fax: (713) 835-3601

Attention: Matthew R. Pacey, P.C.

Lucas E. Spivey

Section 4.2                                    Severability.  The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 4.3                                    Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall be considered one and the same agreement.

Section 4.4                                    Entire Agreement; No Third Party Beneficiaries.  This Agreement (a) constitutes the entire agreement and supersedes all other prior agreements, both written and oral, among the parties with respect to the subject matter hereof and (b) is not intended to confer upon any Person, other than the parties hereto, any rights or remedies hereunder.

Section 4.5                                    Further Assurances.  Each party shall execute, deliver, acknowledge and file such other documents and take such further actions as may be reasonably requested from time to time by the other parties hereto to give effect to and carry out the transactions contemplated herein.

Section 4.6                                    Governing Law; Equitable Remedies.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF). The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any of the Selected Courts (as defined below), this being in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto. Each party further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at law would be adequate.

Section 4.7                                    Consent To Jurisdiction.  With respect to any suit, action or proceeding (“Proceeding”) arising out of or relating to this Agreement, each of the parties hereto hereby irrevocably (a) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and the United States District Court for the District of Delaware and the appellate courts therefrom (the “Selected

Courts”) and waives any objection to venue being laid in the Selected Courts whether based on the grounds of forum non conveniens or otherwise and hereby agrees not to commence any such Proceeding other than before one of the Selected Courts; provided, however, that a party may commence any Proceeding in a court other than a Selected Court solely for the purpose of enforcing an order or judgment issued by one of the Selected Courts; (b) consents to service of process in any Proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to the Company or the Stockholders at their addresses referred to in Section 4.1 hereof; provided, however, that nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law; and (c) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT AND TO HAVE ALL MATTERS RELATING TO THIS AGREEMENT BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 4.8                                    Amendments; Waivers.

(a)                                 No provision of this Agreement may be amended or waived unless such amendment or waiver is (i) in writing and signed, in the case of an amendment, by each of the parties hereto, or in the case of a waiver, by each of the parties against whom the waiver is to be effective and (ii) approved by a majority of the members of the Board that are not elected, appointed or designated by the Stockholders or any member of the Stockholder Group (including any director elected by holders of the Preferred Stock pursuant to the Certificate of Designation).

(b)                                 No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 4.9                                    Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided, however, that the Stockholders may assign any of their respective rights hereunder to any of their respective Affiliates. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

*****

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

CLAYTON WILLIAMS ENERGY, INC.

/s/ Michael L. Pollard
Name:	Michael L. Pollard
Title:	Senior Vice President — Finance and Chief Financial Officer

ARES MANAGEMENT LLC

/s/ Michael D. Weiner
Name:	Michael D. Weiner
Title:	Authorized Signatory

Signature Page to

Stockholder Agreement

Exhibit A

Stockholders

AF IV Energy AIV A1, L.P.
AF IV Energy AIV A2, L.P.
AF IV Energy AIV A3, L.P.
AF IV Energy AIV A4, L.P.
AF IV Energy AIV A5, L.P.
AF IV Energy AIV A6, L.P.
AF IV Energy AIV A7, L.P.
AF IV Energy AIV A8, L.P.
AF IV Energy AIV A9, L.P.
AF IV Energy AIV A10, L.P.
AF IV Energy AIV A11, L.P.
AF IV Energy AIV B1, L.P.
AF IV (U), L.P.